Exhibit 23(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated December 10, 2008 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Kulicke and Soffa's Annual Report on Form 10-K for the year ended September 27, 2008. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/  PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
July 1, 2009